                                                                      Exhibit 12

                             Cytec Industries Inc.
               Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in millions)

                                                           Three Months              Nine Months
                                                              Ended                     Ended
                                                          September 30,             September 30,
                                                     -----------------------   -----------------------
                                                        1999         1998         1999         1998
                                                     ----------   ----------   ----------   ----------
Earnings before income taxes and equity in
  earnings of associated companies                         41.6         40.7        124.2        133.8
Add:
  Distributed income of associated companies                0.9          0.9          5.8          6.1
  Amortization of capitalized interest                        -            -          0.1            -
  Fixed Charges                                             8.3          8.9         25.7         22.7
Less:
  Capitalized interest                                     (0.2)        (0.6)        (0.5)        (0.9)
                                                     ----------   ----------   ----------   ----------
Earnings as adjusted                                       50.6         49.9        155.3        161.7

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                                7.1          7.5         22.1         18.5
  Portion of rents representative of the
    interest factor                                         1.2          1.4          3.6          4.2
                                                     ----------   ----------   ----------   ----------

Fixed charges                                               8.3          8.9         25.7         22.7
                                                     ----------   ----------   ----------   ----------
Ratio of earnings to fixed charges                          6.1          5.6          6.0          7.1
                                                     ==========   ==========   ==========   ==========